Exhibit (4)(b)(ix)

GE LIFE AND ANNUITY ASSURANCE COMPANY

FUNDING ANNUITY ENDORSEMENT

The Contract, to which this endorsement is added, is amended as follows:

1.	Add the following Definition:

FUNDING ANNUITY — The deferred annuity Contract issued and agreed upon by GE Life and Annuity Assurance Company as indicated on the Contract data pages.

2.	The Purchase Payments section is amended by adding the following provision:

Subject to our agreement, you may take withdrawals from the Funding Annuity and allocate amounts:
•	to the Subaccount to fund your Scheduled Installments; or
•	to the Immediate Installment Account.

We reserve the right to limit the amount that may be allocated to the Subaccount or to the Immediate Installment Account from the Funding Annuity.

Withdrawals from the Funding Annuity may not be allocated to the Guarantee Account without prior Home Office approval.

This endorsement is effective on the Contract Date unless another date is specified on the Contract data pages.

For GE Life and Annuity Assurance Company,

/s/    PAMELA S. SCHUTZ

Pamela S. Schutz

        President